Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK NAMES ALAN D. WILSON PRESIDENT AND CEO EFFECTIVE
JANUARY 1, 2008; ROBERT J. LAWLESS TO RETIRE AND CONTINUE TO SERVE AS
BOARD CHAIRMAN

SPARKS, MD, OCTOBER 1 - - - Robert J. Lawless, Chairman and Chief Executive Officer of McCormick & Company, Incorporated (NYSE: MKC), announced today that the Board of Directors has elected Alan D. Wilson President and Chief Executive Officer of the Company effective January 1, 2008 and a member of the Board of Directors effective November 27, 2007. Mr. Wilson, 49, joined the Company in 1993 and was named President and Chief Operating Officer in December 2006. Mr. Lawless, 60, also announced his plans to retire from the Company on January 1, 2008 and to continue to serve as Chairman of the Board.

Commented Mr. Lawless, “Organizational leaders have many opportunities and challenges in today’s business environment, but one of the most important is the legacy of leadership. Alan brings to this role a great diversity of experience in general management and supply chain. He has been involved in key aspects of McCormick’s international and domestic operations. He has demonstrated leadership in each position he has held and is respected throughout the Company for his ability to set direction, make the right decisions and manage complexity. Alan is well prepared to become CEO of this organization, and I am committed to providing a smooth transition to ensure the continued success of McCormick.”

During his 14-year career, Mr. Wilson has served as President, Tubed Products, Inc., President, McCormick Canada and President - North American Consumer Foods and Supply Chain. Each of these businesses grew in sales and profitability under his management. In addition, Mr. Wilson was instrumental in the development of the spice revitalization program that is being rolled out in the U.S. and the execution of a restructuring program that is on-track to generate $50 million of cost savings. He currently serves on the Chairman’s Advisory Council of the Grocery Manufacturers Association.

During his 30-year career with McCormick, Mr. Lawless has contributed to the success of the Company in a number of important roles. He was named President in 1996 and CEO in 1997. Under Mr. Lawless’ dynamic leadership, McCormick has grown significantly. Sales have risen to nearly $3 billion today from $1.7 billion in 1996, and the Company’s market capitalization has more than doubled. His strategic thinking and competitive spirit were invaluable in driving the Company’s success over the past decade. Internationally, McCormick’s global footprint has grown substantially during his time as CEO. Mr. Lawless currently serves on the Board of Directors for Constellation Energy and the Board of Directors for Baltimore Life. In addition, he serves on several non-profit boards and has received numerous awards within the community in recognition of his leadership and philanthropy.

“Bob Lawless has been a great leader for this Company, and I am honored to follow in his footsteps,” commented Mr. Wilson. “McCormick is well-positioned for global growth with a strong, experienced management team. I am looking forward to working with our Board of Directors, the leadership team and all of our employees to take us to the next level.”

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry — to foodservice and food manufacturers as well as to retail outlets.

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For information contact:
Corporate Communications:  John McCormick (410-771-7110 or
john_mccormick@mccormick.com)
10/2007